Exhibit 99.2

RPM Increases Cash Dividend for 52nd Consecutive Year

•	Quarterly payment of $0.54 per share is 5.9% increase over prior year

•	Nine directors re-elected at annual meeting of stockholders

MEDINA, Ohio – October 2, 2025 – RPM International Inc. (NYSE: RPM) today announced at its annual meeting of stockholders that its board of directors declared a regular quarterly cash dividend of $0.54 per share, payable on October 31, 2025, to stockholders of record as of October 20, 2025. This payment represents a 5.9% increase over the $0.51 quarterly cash dividend paid at this time last year and is the 52nd consecutive year the company has increased its cash dividend.

“I’m proud to announce that RPM has increased its dividend for the 52nd consecutive year. This milestone reflects the relentless dedication of our associates, whose efforts to implement MAP 2025 operational improvements and achieve record results in a challenging market environment have been instrumental to our success,” said Frank C. Sullivan, RPM Chairman and CEO.

RPM’s 52nd consecutive year of increased cash dividends paid to its stockholders places RPM in an elite category of less than half of 1 percent of all publicly traded U.S. companies. Only 39 other U.S. companies, besides RPM, have consecutively paid an increasing annual cash dividend for a longer period of time, according to Dividend Radar.

At the annual meeting of stockholders, all nine directors standing for election to the board of directors we reelected. They are:

•	Julie A. Beck, Senior Vice President, Chief Financial Officer and Treasurer, MSA Safety Incorporated

•	Bruce A. Carbonari, retired Chair and Chief Executive Officer, Fortune Brands, Inc.

•	Jenniffer D. Deckard, Chief Finance and Administrative Officer, The Sisters of Notre Dame of the United States

•	Salvatore D. Fazzolari, retired Chair, President and Chief Executive Officer, Harsco Corporation

•	Christopher L. Mapes, retired Chairman, President and CEO, Lincoln Electric

•	Craig S. Morford, retired General Counsel and Corporate Secretary, ExxonMobil

•	Gen. Ellen M. Pawlikowski, retired four-star general of the United States Air Force

•	Frank C. Sullivan, Chairman & Chief Executive Officer, RPM International Inc.

•	Elizabeth F. Whited, special advisor and former President, Union Pacific Corporation

About RPM

RPM International Inc. owns subsidiaries that are world leaders in specialty coatings, sealants, building materials and related services. The company operates across three reportable segments: consumer, construction products, performance coatings and specialty products. RPM has a diverse portfolio of market-leading brands, including Rust-Oleum, DAP, The Pink Stuff, Zinsser, Varathane, DayGlo, Legend Brands, Stonhard, Carboline, Tremco and Dryvit. From homes and workplaces to infrastructure and precious landmarks, RPM’s brands are trusted by consumers and professionals alike to help build a better world. The company employs approximately 17,800 individuals worldwide. Visit www.RPMinc.com to learn more.

For more information, contact Matt Schlarb, Vice President – Investor Relations & Sustainability, at 330-220-6064 or mschlarb@rpminc.com.